EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER (904) 598-7636

REGENCY CENTERS REPORTS THIRD QUARTER RESULTS

Jacksonville, Fla. (November 3, 2010) — Regency Centers Corporation announced today financial and operating results for the quarter ended September 30, 2010.

Earnings and Operations

Regency reported Recurring Funds From Operations (FFO) for the third quarter of $50.4 million, or $0.60 per diluted share, compared to $55.9 million and $0.69 per diluted share for the same period in 2009. For the nine months ended September 30, 2010, Recurring FFO was $151.9 million and $1.82 per diluted share, compared to $157.0 million and $2.06 per diluted share for the same period last year.

Regency reported FFO for the third quarter of $50.9 million, or $0.61 per diluted share. For the same period in 2009, the Company reported negative FFO of ($46.4) million and ($0.58) per diluted share. For the nine months ended September 30, 2010, FFO was $148.0 million and $1.78 per diluted share, compared to $27.8 million and $0.36 per diluted share for the same period last year.

Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental performance measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry. Regency also reports Recurring FFO as FFO excluding the impact of gains from the sale of development and outparcels, net of related taxes and dead deal costs, provisions for impairment, gains and losses from the early extinguishment of debt and preferred stock, restructuring charges, transaction fees and promotes and other one-time items.

Net income attributable to common stockholders for the quarter was $9.9 million, or $0.12 per diluted share, compared to a net loss attributable to common stockholders of ($84.1) million and ($1.05) per diluted share loss for the same period in 2009. Net income for the nine months ended September 30, 2010, was $29.0 million and $0.35 per diluted share, compared to a net loss of ($81.7) million and ($1.09) per diluted share for the same period last year.

For the three months ended September 30, 2010, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Increase in same property net operating income over the same period last year: 1.0%

•	Same space rental rate decline on a cash basis: 4.5%

•	Leasing transactions: 460 new and renewal lease transactions for a total of 1.6 million square feet

For the nine months ended September 30, 2010, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 92.9%

•	Percent leased, operating and development properties: 91.9%

•	Increase in same property net operating income over the same period last year: 1.4%

•	Same space rental rate decline on a cash basis: 1.3%

•	Leasing transactions: 1,238 new and renewal lease transactions for a total of 4.3 million square feet

Investments

Dispositions and Acquisitions

During the quarter Regency purchased one wholly owned operating property at a gross sales price of $18.0 million and a cap rate of 6.7%. The property is a 62,176 square foot Trader Joe’s-anchored shopping center located in the North Shore sub-market of Chicago, an affluent and mature community approximately 20 miles northwest of downtown Chicago. The shopping center is currently 98.0% leased and boasts outstanding demographics, exhibited by average household income of $133,000 within a three-mile radius of the property, which exceeds the average household income in the Chicago core based statistical area (CBSA) by more than 60%. Regency and a co-investment partnership also sold two out parcels at a gross sales price of $1.0 million.

Development

There were no new development starts during the quarter. Four projects were completed during the quarter, representing $33.7 million of net development costs. At September 30, 2010, the Company had 32 projects under development with estimated net costs at completion of $575.5 million. The in-process developments are 93.6% funded and 81.3% leased.

Capital Markets

Subsequent to quarter end, Regency completed the sale of $250.0 million of 4.8% ten-year senior unsecured notes (4.8% Notes). The Notes are due April 15, 2021 and were priced at 99.860%. Concurrent with this sale, the Company initiated a cash tender offer of its 6.75% Notes due 2012 (6.75% Notes) and 7.95% Notes due 2011 (7.95% Notes), purchasing an aggregate of $57.6 million principal amount of the 6.75% Notes and $11.8 million principal amount of the 7.95% Notes. Regency recognized a $4.2 million loss on the early extinguishment of debt upon settlement of the tender offer. The net proceeds from the 4.8% Notes were used for the purchase of the 6.75% Notes and 7.95% Notes, to settle remaining forward-starting swaps and for general corporate purposes, including the repayment of our line of credit.

Partnership Financings

Subsequent to quarter end, Regency and GRI locked the interest rate on $340.0 million of mortgage loan financings secured by 19 assets in its GRI partnership to refinance a portion of the partnership’s $430.0 million of secured debt maturing in July 2011. The refinance includes a weighted average interest rate of 4.9% over a weighted average 11-year term and is interest-only for the first year. This loan is approximately 65% of combined property values.

Dividend

On October 27, 2010, the Board of Directors declared a quarterly cash dividend of $0.4625 per share, payable on December 1, 2010 to shareholders of record on November 17, 2010. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on December 31, 2010 to shareholders of record on December 1, 2010; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on December 31, 2010 to shareholders of record on December 1, 2010; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on December 31, 2010 to shareholders of record on December 1, 2010.

2010 Guidance Update

The Company has revised its 2010 FFO per share, Recurring FFO per share and same property net operating income growth guidance as a result of continued improvement in fundamentals. These changes are summarized below:

2010 Earnings Guidance
	Revised Guidance	Previous Guidance
FFO/share	$2.25 - $2.30	$2.24 - $2.34
Recurring FFO/share	$2.35 - $2.40	$2.30 - $2.40
Same property net operating income growth(a)	0.5% - 1.5%	(0.5)% - 1.8%

(a)	wholly owned and Regency’s pro rata share of co-investment partnerships

Conference Call

In conjunction with Regency’s third quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, November 4 at 10:00 a.m. EDT on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its third quarter 2010 supplemental information package that may help investors estimate earnings for 2010. A copy of the Company’s third quarter 2010 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the information provided for the quarter ended September 30, 2010. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income (Loss) Attributable to Common Stockholders to Funds From Operations and Recurring Funds From Operations—Actual

	Three Months Ended		Year to Date
For the Periods Ended September 30, 2010 and 2009	2010	2009	2010	2009
Net income (loss) attributable to common stockholders	$9,884,730	$(84,092,421)	$29,005,850	$(81,709,433)
Adjustments to reconcile to Funds from Operations:
Depreciation expense - consolidated properties	25,733,946	24,771,560	78,930,967	71,738,077
Depreciation and amortization expense - uncons properties	12,109,930	9,591,931	37,396,274	28,310,765
Consolidated JV partners’ share of depreciation	(134,258)	(130,873)	(405,541)	(404,204)
Amortization of leasing commissions and intangibles	3,710,559	3,956,551	11,220,568	11,354,683
Loss (gain) on sale of operating properties, including JV’s	(476,593)	385	(8,285,740)	(1,093,276)
Income deferrals under the Restricted Gain Method for GAAP	—	—	—	—
Non-controlling interest of exchangeable partnership units	34,126	(461,566)	154,892	(390,075)

Funds From Operations	50,862,440	(46,364,433)	148,017,270	27,806,537
Dilutive effect of share-based awards	(157,973)	(164,120)	(473,919)	(492,359)

Funds From Operations for calculating Diluted FFO per Share	$50,704,467	$(46,528,553)	$147,543,351	$27,314,178

Funds From Operations	$50,862,440	$(46,364,433)	$148,017,270	$27,806,537
Adjustments to reconcile to Recurring Funds from Operations:
Development and outparcel gains, net of dead deal costs and tax	1,109,306	2,950,006	1,504,367	(979,317)
Provisions for impairment	800,000	103,189,497	6,353,168	131,878,424
Provisions for hedge ineffectiveness	(2,341,106)	—	(1,418,709)	—
Loss on early debt extinguishment	—	2,708,917	—	2,708,917
Restructuring charges	—	1,158,337	—	3,396,822
Transaction fees and promotes	—	(7,781,484)	(2,593,828)	(7,781,484)

Recurring Funds From Operations	50,430,640	55,860,840	151,862,268	157,029,899
Dilutive effect of share-based awards	(157,973)	(164,120)	(473,919)	(492,359)

Recurring Funds From Operations for calculating Diluted Recurring FFO per Share	$50,272,667	$55,696,720	$151,388,349	$156,537,540

Weighted Average Shares For Diluted FFO per Share	83,118,609	80,395,734	83,002,006	76,069,913

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At September 30, 2010, the Company owned 399 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 53.1 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 201 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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